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Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

McDATA Corporation
(Exact name of registrant as specified in its charter)

Delaware	84-1421844
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

380 Interlocken Crescent
Broomfield, Colorado 80021
(303) 460-9200
(Address, zip code, telephone number, and area code, of registrant's principal executive offices)

McDATA Corporation
2003 ACQUISITION EQUITY INCENTIVE PLAN
(Full title of the Plan)

Thomas O. McGimpsey, Esq.
Vice President, General Counsel and Secretary
McDATA Corporation
380 Interlocken Crescent
Broomfield, Colorado 80021
(720) 558-4348
(Name, address, zip code, telephone number and area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Class B Common Stock, $.01 par value, to be issued under the Employee Stock Purchase Plan	3,000,000	$10.755	$32,265,000	$2,611

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the"Securities Act"), this Registration Statement covers, in addition to the number of shares of Class B Common Stock of McDATA Corporation (the "Registrant" or "Company") shown in the table above, an indeterminate number of shares that may be subject to grant or otherwise issuable after the operation of the provisions of the 2003 Acquisition Equity Incentive Plan (the "Plan") governing the adjustment of the number of shares subject to the Plan. In addition, pursuant to Instruction F to this Form S-8 and Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act on the basis of the average of the high and low sale prices per share of Class B common stock, $.01 par value as quoted on The Nasdaq National Market on September 16, 2003.

PART I
INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

        The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents, which have been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this Registration Statement as of their respective dates:

  (a)
  the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

  (b)
  the Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2003 and July 31, 2003;

  (c)
  the Registrant's Current Reports on Form 8-K filed with the Commission on January 16, 2003, January 23, 2003, February 5, 2003, February 14, 2003, March 5, 2003, March 5, 2003, March 6, 2003, March 27, 2003, May 6, 2003, May 29, 2003, June 13, 2003 and August 25, 2003; and

  (d)
  the Registrant's Form 8-A filed on August 4, 2000, pursuant to Section 12(b) of the Exchange Act, including any amendment or reports filed for the purpose of updating such information.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the securities registered pursuant to this Registration Statement shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        The class of securities to be offered hereby is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

        None.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporate Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Our amended and restated certificate of incorporation and our amended and restated by-laws, provide that we shall indemnify our directors and officers to the fullest extent authorized or permitted by law.

        Our amended and restated certificate of incorporation further provides that our directors will not be personally liable to us or any stockholder for monetary damages for breach of fiduciary duty, except to the extent such exemption is not permitted by law. Section 102 of the Delaware General Corporate Law provides that officers and directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  •
  any breach of their duty of loyalty to the corporation or its stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

  •
  unlawful payments of dividends or unlawful stock repurchases or redemption.

  •
  This provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions or otherwise, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

        Our amended and restated by-laws also permit us to purchase and maintain insurance on behalf of any officer or director for any liability arising out of his or her actions in such capacity, regardless of whether our by-laws would otherwise permit indemnification for that liability. We currently have directors' and officers' liability insurance which would indemnify our directors and officers against damages arising out of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as officers and directors.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        Exhibits identified with an asterisk below are on file with the Commission, and are incorporated herein by reference to such previous filings.

Exhibit Number	Description
4.1*	Amended and Restated Certificate of Incorporation of the Registrant (Exhibit 3.1 to the Registrant's Registration Statement File No. 333-38106 on Form S-1, as amended).
4.2*	Amended and Restated By-laws of the Registrant (Exhibit 3.2 to the Registrant's Registration Statement File No. 333-38106 on Form S-1, as amended).
5.1	Opinion of Thomas O. McGimpsey, Vice President, General Counsel and Secretary of the Registrant, regarding the legality of the securities being registered.
10.21.3	2003 McDATA Acquisition Equity Incentive Plan.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.2	Consent of Thomas O. McGimpsey, Vice President, General Counsel and Secretary of Registrant, included in the opinion regarding legality filed as Exhibit 5.1.
24.1	Power of Attorney executed by directors and officers who signed this registration statement.

*
Incorporated by reference.

Item 9. Undertakings.

  (a)
  Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decreases in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Exhibit Index

4.1*	Amended and Restated Certificate of Incorporation of the Registrant (Exhibit 3.1 to the Registrant's Registration Statement File No. 333-38106 on Form S-1, as amended).
4.2*	Amended and Restated By-laws of the Registrant (Exhibit 3.2 to the Registrant's Registration Statement File No. 333-38106 on Form S-1, as amended).
5.1	Opinion of Thomas O. McGimpsey, Vice President, General Counsel and Secretary of the Registrant, regarding the legality of the securities being registered.
10.21.3	2003 McDATA Acquisition Equity Incentive Plan.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.2	Consent of Thomas O. McGimpsey, Vice President, General Counsel and Secretary of Registrant, included in the opinion regarding legality filed as Exhibit 5.1.
24.1	Power of Attorney executed by directors and officers who signed this registration statement.

*
Incorporated by reference.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on the 22nd day of September, 2003.

McDATA Corporation
By:	/s/ THOMAS O. MCGIMPSEY Thomas O. McGimpsey Vice President, General Counsel and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Principal Executive Officer:
/s/ JOHN A. KELLEY, JR. John A. Kelley, Jr.	President and Chief Executive Officer
Principal Financial and Chief Accounting Officer:
/s/ ERNEST J. SAMPIAS Ernest J. Sampias	Chief Financial Officer and Senior Vice President of Finance
Directors:
/s/ JOHN F. MCDONNELL John F. McDonnell	/s/ JOHN W. GERDELMAN John W. Gerdelman
/s/ CHARLES C. JOHNSTON Charles C. Johnston	/s/ D. VAN SKILLING D. Van Skilling
/s/ THOMAS M. UHLMAN Thomas M. Uhlman	/s/ LAWRENCE G. WALKER Lawrence G. Walker
/s/ JOHN A. KELLEY, JR. John A. Kelley, Jr.	/s/ BETSY ATKINS Betsy Atkins
/s/ MICHAEL J. SOPHIE Michael J. Sophie

Dated: September 22, 2003

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PART I INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
Exhibit Index
SIGNATURES